Exhibit 10.1
March 6, 2013

Mr. Ali R Sorbi
Chief Financial Officer
Geeknet, Inc.

Dear Mr. Sorbi:

Geeknet, Inc. (the “Company”) appreciates your efforts and contributions as an employee of the Company and accepts your resignation effective immediately. This letter memorializes the terms of your resignation to which we have agreed.
1.Resignation
This letter will serve as an acceptance of your resignation as an officer and employee of the Company and any of its affiliated companies, effective immediately (the “Resignation Date”).
2.    Payments and Benefits
Subject to your execution and non-revocation of a Mutual Waiver and Release of Claims (the “Release”) substantially in the form attached hereto as Exhibit A within three days following the Resignation Date, as well as your continued compliance with the obligations set forth in the At-Will Employment, Confidential Information, Invention, Assignment and Arbitration Agreement, previously entered into by you and the Company, a copy of which is attached to this Agreement, the Company will (i) make a lump sum of payment of $31,000 less applicable taxes within thirty days of the Resignation Date in full settlement of your profit sharing amount for 2012 performance that would otherwise be paid in March 2013, (ii) continue to pay you your bi-monthly base salary payments through the date that is three months following the Resignation Date in accordance with the Company’s regular payroll policies, (iii) maintain your health insurance benefits through March 31, 2013, (iv) continue your health benefits after March 31, 2013 under the federal COBRA law (a separate notice will be provided to you), with the Company paying your premiums through earlier of June 30, 2013 and the date that you become eligible to receive health insurance benefits from a different employer, and (v) continue your discount on ThinkGeek products on the same basis as active employees (as in effect from time to time), provided that you provides the Company with a personal email address on or prior to the Termination Date. Additionally, the Company will allow you (1) until March 22, 2013 to file any outstanding expense reports, for reimbursable expenses such as those related to the New York City and business meals with other employees, and (2) to correct PTO records to reflect that you did not take vacation from February 15th to 27th.

The parties to this letter agreement agree that the obligations set forth in this Section 2 constitute the total payment and benefit obligations under this letter or otherwise, understanding that nothing contained in this letter will impair any rights that you may have with respect to amounts vested under any applicable savings or health plan of the Company. Accordingly, all unvested equity awards with respect to Company common stock that you hold as of the Resignation Date will be immediately forfeited and any vested and exercisable stock options to acquire Company common stock that you hold as of the Resignation Date will remain exercisable in accordance with the terms of the applicable equity plan and award agreement. If you fail to execute the Release in a timely manner (i.e., within three days of the Resignation Date), your rights to receive or retain the payments and benefits described in this Section 2 shall be void.
3.    Additional Considerations
You agree that at all times you will refrain from making, and will not cause any other person to make, any disparaging statements about the Company or any of its directors, shareholders, affiliates, advisors, representatives, officers, partners, agents, current or former employees. Such prohibited disparaging statements would include, without limitation, the business, products, intellectual property, financial standing, future, or employment /compensation/benefit practices of the Company or any of its affiliates. Likewise, the Company agrees to require that each of its current executive officers who are subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended, and members of its Board of Directors not to make any oral or written statement to any person that disparages, defames, libels, or slanders you.
Further, the Company agrees that, in response to any inquiries from prospective employers for you, it will state that it has a neutral reference policy, and will provide only the dates of employment, positions held, and compensation information. In the event the Company is asked whether you are eligible for rehire, the Company will answer in the affirmative. Notwithstanding, you agree that you will not reapply for a position with the Company.
You further agree that for the period beginning on the Resignation Date and ending on the date that is three months immediately following the Resignation Date, you will not, directly or indirectly (whether through affiliates, relatives, or otherwise), for payment or gratuitously, engage, work for, consult, contribute to, own, establish, be a partner in, advise, or be employed by any Competing Business. For purposes of this paragraph, “Competing Business” means any E-commerce business that primarily sells through the internet any products that are substantially similar to the products sold by the Company, including, but not limited to, a commercial business that is the same or substantially similar to any of the Company’s businesses (which for the avoidance of doubt includes, but is not limited to, X-treme Geek, Vat19.com, Firebox.com, Perpetual Kid, Exel, GSI Commerce Inc., eBay, and Amazon). For the avoidance of doubt, ownership for personal investment purposes only of less than 2% of the voting stock of any publicly held corporation shall not constitute a violation hereof. You expressly acknowledge that the scope of the limitations set forth in this paragraph are reasonable and necessary to protect the Company’s legitimate business interests. These restrictions remain in place, however, only so long as the Company is not in breach of its payment obligations to you, including specifically the payments of severance and health insurance benefits.
4.    Personnel File
Within 96 hours of your signing this Agreement, the Company shall provide you with a full copy of your Personnel file. The Company further agrees that it will not release your Personnel file to any third party or prospective employer, and if so requested, will state that it is our policy not to release employee personnel files.

5.    General Provisions
All payments and benefits provided under this letter will be subject to applicable withholding and deductions. This letter will be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Virginia without reference to the principles of conflict of law. This letter, including the Release, constitutes the entire agreement between you and the Company and supersedes any earlier agreement, written or oral, with respect thereto. In the event that any provision or portion of this letter, including with respect to your agreement not to compete under Section 3 above (where the scope of such provision may be narrowed to the extent required), is determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this letter shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by applicable law. In addition, you further agree and consent that, in addition to any other remedies available to the Company for any breach of this letter or threatened breach of this letter, the Company shall be entitled to seek a preliminary injunction, temporary restraining order, or other equivalent relief, restraining you from any actual or threatened breach.

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To indicate your agreement with the foregoing, please sign the letter below and return this letter to me.

Very truly yours,

GEEKNET, INC.
By:        /s/ Kathryn K. McCarthy
Kathryn K. McCarthy
President and Chief Executive Officer

Accepted and Agreed on this 9
day of March, 2013:

/s/ Ali R. Sorbi
Ali R. Sorbi

Mutual Waiver and Release of Claims
1.    In consideration of the payments and benefits provided under Section 2 of your letter agreement with Geeknet, Inc. (the “Company”) dated March 6, 2013 (the “Letter Agreement”), and in full compromise and settlement of any potential claims and causes of action relating to or arising out of your relationships with the Company and its affiliated entities or the termination of those relationships, and any and all other claims or causes of action that you have or may have against the Releasees (as defined below) up to the date of execution of this release (the “Release”), you hereby:
(a)    release the Company and its officers, directors, executives, agents, investors, stockholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns (the “Releasees”) from any and all claims, rights, demands, actions, suits, damages, losses, expenses, liabilities, indebtedness, and causes of action, of whatever kind or nature that existed from the beginning of time through the date of your execution of this Release, regardless of whether known or unknown, and regardless of whether asserted by you to date, including, but not limited to all claims for or relating to:
(i)    any and all claims relating to or arising from your relationship with the Company and the termination of that relationship, including, without limitation, claims for severance pay, bonuses, sick leave, holiday pay or vacation pay, and any and all claims under any agreement that you have entered into with the Company;
(ii)    any and all claims relating to, or arising from, your right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
(iii)    any and all claims under the law of any jurisdiction including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;
(iv)    any and all claims for violation of any federal, state, or municipal statute, including (to the extent applicable), but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, the Family & Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act, the Virginians with Disabilities Act, the Virginia Equal Pay Act the Virginia Human Rights Act, and any applicable local anti-discrimination and anti-harassment ordinances or law;
(v)    any and all claims for violation of the federal, or any state, constitution;
(vi)    any and all claims arising out of any other laws and regulations relating to discrimination;
(vii)    any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by you pursuant to the Letter Agreement; and
(viii)    any and all claims for attorneys’ fees and costs;
2.    In consideration of the release by you and in full compromise and settlement of any potential claims and causes of action relating to or arising out of your relationships with the Company and its affiliated entities or the termination of those relationships, and any and all other claims or causes of action that the Company has or may have against the you up to the date of execution of this release (the “Release”), the Company and its officers, directors, executives, agents, investors, stockholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assign (“Company Releasors”), except for claims arising out of your fraud or misfeasance with respect to the finances of the Company, hereby release you from any and all claims, rights, demands, actions, suits, damages, losses, expenses, liabilities, indebtedness, and causes of action, of whatever kind or nature that existed from the beginning of time through the date of your execution of this Release, regardless of whether known or unknown, and regardless of whether asserted by you to date, including, but not limited to all claims for or relating to or arising out of your employment with and termination from the Company:
3.    Based upon the mutual releases above, the parties:
(a)    agree that the Release shall be and remains in effect in all respects as a complete general release as to the matters released. You and the Company hereby agree that the Release does not extend to: (i) claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law; or (ii) claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(b)    agree that each will not commence, maintain, initiate, or prosecute, or cause, encourage, assist, volunteer, advise or cooperate with any other person to commence, maintain, initiate or prosecute, any action, lawsuit, proceeding, investigation, or claim before any court, legislative body or committee, or administrative agency (whether state, federal or otherwise) against the other relating to any claims, liabilities, obligations, promises, sums of money, agreements, controversies, damages, actions, lawsuits, rights, demands, sanctions, costs (including attorneys’ fees), losses, debts and expenses described in the foregoing; and
(c)    The Parties acknowledge that: (A) this entire Release is written in a manner calculated to be understood by the Company and you; and (B) you have been advised to consult with an attorney before executing this Release.
4.    You are advised to seek legal counsel regarding the terms of this Release, which includes a release of all claims that exist as of the date of the execution of this Release. You acknowledge that you have either sought legal counsel or have consciously decided not to seek legal counsel, contrary to the Company’s advice, regarding the terms and effect of this Release.
5.    The Parties acknowledge that this Release releases only those claims which exist as of the date of each party’s execution of this Release.
6.    The Parties acknowledge that you may take three (3) days from the date of receipt of this Release within which to consider and sign this Release, but to the extent that you execute this Release before the expiration of the three (3) day period, you do so knowingly and voluntarily and only after consulting your legal counsel.
7.    This Release and the Letter Agreement constitute the complete understanding between you and the Company regarding the subject matter hereof and thereof.
8.    This Release may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. This Release shall be deemed to have been executed and delivered within the Commonwealth of Virginia, and it shall be construed, interpreted, governed, and enforced in accordance with the laws of the Commonwealth of Virginia.
9.    You expressly acknowledge that the payments and the other consideration that you are receiving under the Letter Agreement constitute material consideration for the execution of this Release, and represent valuable consideration to which you would not otherwise be entitled but for signing this Release.
10.    By entering into this Release and the Letter Agreement, the Company does not admit and specifically denies any liability, wrongdoing or violation of any law, statute, regulation or policy, and it is expressly understood and agreed that this Release and the Letter Agreement are being entered into solely for the purpose of amicably resolving all matters of any kind whatsoever between you and the Company.
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IN WITNESS WHEREOF, you have signed this Release on this 9 day of
March, 2013.

Geeknet, Inc.
By:    /s/Kathryn K. McCarthy
Name:    Kathryn K. McCarthy
Title:    President and Chief Executive Officer

/s/ Ali R. Sorbi
Ali R. Sorbi